Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ChinaNet Online Holdings, Inc. (the “Company”) on Form S-8 of our report dated March 31, 2011, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2010 and 2009 and for the two-year period ended December 31, 2010 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010. We resigned as auditors on April 14, 2011 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our resignation. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/Bernstein & Pinchuk llp

Bernstein & Pinchuk llp
New York, New York
December 1, 2011